SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                      Public Service Company of New Mexico
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    744499104
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]  Rule 13d-1(b)
                  [ ]  Rule 13d-1(c)
                  [ ]  Rule 13d-1(d)

--------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

----------------------------------                   ---------------------------
|CUSIP NO.  744499104            |        13G       |   Page  2  of 10 Pages  |
|          -----------           |                  |        ---    ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     President and Fellows of Harvard College                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     81,500 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     ------                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     81,500 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     ------                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     81,500 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.2%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 10 pages

----------------------------------                   ---------------------------
|CUSIP NO.  744499104            |        13G       |   Page  3  of 10 Pages  |
|          -----------           |                  |        ---    ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     The Harvard University Master Trust Fund                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     Massachusetts                                                   |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |      0 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     ----                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     0 shares                                      |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     ----                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     0 shares                                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 10 pages

----------------------------------                   ---------------------------
|CUSIP NO.  744499104            |        13G       |   Page  4    of 10 Pages |
|          -----------           |                  |        ---      ---      |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     John Stevens Trust                                              |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |         Massachusetts                                               |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     0 shares                                      |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     ----                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     0 shares                                      |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     ----                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     0 shares                                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 10 pages

----------------------------------                   ---------------------------
|CUSIP NO.  744499104            |        13G       |   Page  5  of 10 Pages  |
|          -----------           |                  |        ---    ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     Nancy Stevens Trust                                             |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |         Massachusetts                                               |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     0 shares                                      |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     ----                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     0 shares                                      |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     ----                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     0 shares                                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 10 pages

----------------------------------                   ---------------------------
|CUSIP NO.  744499104            |        13G       |   Page  6  of 10 Pages  |
|          -----------           |                  |        ---    ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     Harvard College Trust                                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |         Massachusetts                                               |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     0 shares                                      |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     ----                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     0 shares                                      |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     ----                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |     0 shares                                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |     0.0%                                                            |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |     EP                                                              |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 10 pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)      Name of Issuer:
                       Public Service Company of New Mexico

     1(b)      Address of Issuer's Principal Executive Offices:
                       Alvarado Square
                       Albuquerque, NM  87158

Item 2(a)      Name of Person Filing:
                       (i)     President and Fellows of Harvard College ("P&F")
                       (ii)    The Harvard University Master Trust Fund ("HUMT")
                       (iii)   John Stevens Trust ("JST")
                       (iv)    Nancy Stevens Trust ("NST")
                       (v)     Harvard College Trust ("HCT")


     2(b)      Address of Principal Business Office or, if none, Residence:
                       (i)      P&F:  c/o Harvard Management Company, Inc.
                                          600 Atlantic Avenue
                                          Boston, MA  02210

                       (ii)     HUMT:     1350 Massachusetts Avenue
                                          Holyoke Center, Room 340
                                          Cambridge, MA  02138

                        (iii)   JST:  c/o Harvard Management Company, Inc.
                                          600 Atlantic Avenue
                                          Boston, MA  02210

                       (iv)     NST:  c/o Harvard Management Company, Inc.
                                          600 Atlantic Avenue
                                          Boston, MA  02210

                       (v)      HCT:  c/o Harvard Management Company, Inc.
                                          600 Atlantic Avenue
                                          Boston, MA  02210

     2(c)      Citizenship:
                       (i)      P&F: Massachusetts
                       (ii)     HUMT: Massachusetts
                       (iii)    JST: Massachusetts
                       (iv)     NST: Massachusetts
                       (v)      HCT: Massachusetts

                               Page 7 of 10 pages

     2(d)   Title of Class of Securities:
                  Common Stock

     2(e)   CUSIP Number:
                  744499104

Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4      Ownership:

     4(a)   Amount beneficially owned:
                    (i)P&F:     81,500 shares
                    (ii)        HUMT: 0 shares
                    (iii)       JST:  0 shares
                    (iv)        NST:  0 shares
                    (v)         HCT:  0 shares

     4(b)   Percent of Class:
                    (i)P&F:     0.2%
                    (ii)        HUMT: 0.0%
                    (iii)       JST:  0.0%
                    (iv)        NST:  0.0%
                    (v)         HCT:  0.0%

     4(c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:
                    (i)P&F:     81,500 shares
                    (ii)        HUMT: 0 shares
                    (iii)       JST:  0 shares
                    (iv)        NST:  0 shares
                    (v)         HCT:  0 shares

            (ii)  shared power to vote or to direct the vote:
                                ---------

            (iii) sole power to dispose or to direct the disposition of:
                    (i)P&F:     81,500 shares
                    (ii)        HUMT: 0 shares
                    (iii)       JST:  0 shares
                    (iv)        NST:  0 shares
                    (v)         HCT:  0 shares

            (iv) shared power to dispose or to direct the disposition of:

                                --------

                               Page 8 of 10 pages

Item 5      Ownership of Five Percent or Less of a Class:
                 This statement is filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                  Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
            Company:
                  Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                  Not Applicable.

Item 9      Notice of Dissolution of Group:
                  Not Applicable.

Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 9 of 10 pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                        By: /s/ Michael S. Pradko
                            -------------------------
                            Name:  Michael S. Pradko
                            Title: Authorized Signatory


                        THE HARVARD UNIVERSITY MASTER TRUST FUND


                        By: /s/ Michael S. Pradko
                            -------------------------
                             Name:  Michael S. Pradko
                            Title:  Authorized Signatory


                        JOHN STEVENS TRUST


                        By: /s/ Michael S. Pradko
                            -------------------------
                             Name:  Michael S. Pradko
                            Title:  Authorized Signatory


                        NANCY STEVENS TRUST

                        By: /s/ Michael S. Pradko
                            -------------------------
                             Name:  Michael S. Pradko
                            Title:  Authorized Signatory


                        HARVARD COLLEGE TRUST

                        By: /s/ Michael S. Pradko
                            -------------------------
                            Name:  Michael S. Pradko
                            Title: Authorized Signatory


February 12, 1998

                               Page 10 of 10 pages